Investor Contact:
Andrew Skobe
Interim CFO
(212) 702-4300

For Release: August 7, 2007

American Real Estate Partners, L.P. Reports Second-Quarter Financial Results

•	Ended quarter with cash, cash equivalents and liquid investments of $3.6 billion

•	Agreed to sell Nevada Gaming operations for $1.3 billion

•	Issued $600 million of variable rate senior convertible notes

•	Sold common stock of SandRidge for $243 million

•	Board of Directors approved $0.15 per depositary unit quarterly distribution

New York, NY - American Real Estate Partners, L.P. (“AREP”) (NYSE: ACP) today reported second quarter 2007 net loss of $25.5 million, or ($0.40) per depositary unit, compared to second quarter 2006 net earnings of $79.1 million, or $1.28 per depositary unit. In addition, the AREP Board of Directors approved a payment of a quarterly distribution of $0.15 per unit on our depositary units, payable in the third quarter of fiscal 2007. The distribution will be paid on September 7, 2007 to depositary unitholders of record at the close of business on August 27, 2007.

Three Months Ended June 30, 2007

For the second quarter of 2007, revenues decreased by $94.0 million to $191.4 million from $285.4 million in the second quarter of 2006. The decrease was due to reduced Home Fashion and Real Estate revenues of $71.4 million and $22.7 million, respectively, in the second quarter. AREP reported an operating loss of $55.9 million for the second quarter of 2007, compared to an operating loss of $37.9 million in the second quarter of 2006. The increase in operating loss was primarily attributed to the decrease in Real Estate operating income, principally in the property development segment. Net interest income was $5.7 million in the second quarter of 2007, compared to a net interest expense of $9.1 million for the same period last year. This improvement was due to the large positive cash position created by the sales of our Oil and Gas and Atlantic City gaming operations in November 2006. Other income (expense) for the second quarter of 2007 was a net other expense of $16.7 million compared to net other income of $44.8 million in the same period in 2006. This fluctuation of other income (expense) is primarily attributed to changes in the unrealized gains and losses of the holding company’s investment portfolio. Securities in our investment portfolio are marked-to-market quarterly resulting in gains and losses in other income that are non-recurring in nature. Income from discontinued operations was $21.9 million for the second quarter of 2007 compared to $47.6 million for the second quarter of 2006. Discontinued operations for the prior period included the operating results of our former Oil and Gas and Atlantic City gaming operations.

Six Months Ended June 30, 2007

For the six months ended June 30, 2007, revenues decreased 21.7% to $429.7 million from the same period last year due to reduced Home Fashion and Real Estate revenues of $104.2 million and $15.5 million, respectively. AREP reported an operating loss of $98.3 million for the six months ended June 30, 2007 compared to $83.6 million for the same period last year due to overall lower revenues for the first six months of 2007. Net interest income was $9.2 million for the first six months of 2007, compared to a net interest expense of $18.9 million for the same period last year. This improvement was due to the large positive cash position created by the sales of our Oil and Gas and Atlantic City gaming operations in November 2006. Other income for the first six months of 2007 was $68.1 million compared to $66.2 million in the same period in 2006. Income from discontinued operations was $61.8 million for the first six months of 2007 compared to $116.3 million for the first six months of 2006. Discontinued operations for the prior period included the operating results of our former Oil and Gas and Atlantic City gaming operations.

Three Months Ended June 30, 2007

The following table presents results for the second quarter of 2007 and 2006 by segment and for discontinued operations (in millions):

	Operating Income / (Loss)		Depreciation, Depletion & Amortization
	Quarter Ended June 30,
	2007	2006	2007	2006

Real Estate	$1.0	$14.2	$1.5	$1.3
Home Fashion	(53.0)	(48.3)	4.6	9.5
Holding Company	(3.9)	(3.8)	-	-
Total	$(55.9)	$(37.9)	$6.1	$10.8

Discontinued Ops.	$32.5	$62.9	$-	$33.8

Six Months Ended June 30, 2007

The following table presents results for the six months ended June 30, 2007 and 2006 by segment and for discontinued operations (in millions):

			Depreciation, Depletion &
	Operating Income / (Loss)		Amortization
	Six Months Ended June 30,
	2007	2006	2007	2006

Real Estate	$5.2	$17.7	$3.0	$2.5
Home Fashion	(92.0)	(86.3)	9.4	19.9
Holding Company	(11.5)	(15.0)	-	-
Total	$(98.3)	$(83.6)	$12.4	$22.4

Discontinued Ops.	$56.9	$148.6	$8.4	$67.6

Real Estate

Three Months Ended June 30, 2007

AREP’s Real Estate activities is comprised of three segments: rental real estate, property development and resort operations. For the second quarter of 2007, Real Estate operations had revenues of $25.6 million, a decrease of 47.0% from the second quarter of 2006; operating income of $1.0 million, a decrease of 93.0% from the second quarter of 2006; and depreciation and amortization of $1.5 million.

Six Months Ended June 30, 2007

For the six months ended June 30, 2007, Real Estate reported revenues of $53.3 million, down 22.6% from the same period last year; operating income of $5.2 million, a decrease of 70.6% from the same period last year; and depreciation and amortization of $3.0 million.

Home Fashion

Three Months Ended June 30, 2007

WestPoint International, Inc. is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products. For the second quarter of 2007, AREP’s Home Fashion segment had revenues of $165.8 million, a decrease of 30.1% from the second quarter of 2006; an operating loss of $53.0 million, an increase of 9.6% from the second quarter of 2006; and depreciation and amortization of $4.6 million.

Six Months Ended June 30, 2007

For the six months ended June 30, 2007, Home Fashion reported revenues of $376.4 million, down 21.7% from the same period last year; operating loss of $92.0 million, up 6.6% over the same period last year; and depreciation and amortization of $9.4 million.

Holding Company Activity

In April 2007, we sold an aggregate of $600.0 million of Variable Rate Senior Convertible Notes due 2013, or the Notes. The Notes were sold in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Notes bear interest at a rate of three month LIBOR minus 125 points, but no less than 4.0% nor higher than 5.5%, and are convertible into depositary units of AREP at a conversion price of $132.595 per share, subject to adjustments in certain circumstances.

On April 4, 2007, our subsidiaries signed agreements to sell their entire position in the common stock of SandRidge (formerly Riata Energy, Inc.) to a consortium of investors in a series of private transactions. The per share selling price was $18, and total cash consideration received at closing was approximately $243.2 million.

Three Months Ended June 30, 2007

Total general and administrative expenses incurred by the Holding Company was $3.9 million in the second quarter of 2007, an increase of $0.1 million, or 0.6%, from $3.8 million over the same period last year.

Six Months Ended June 30, 2007

Holding Company costs decreased $3.5 million, or 23.0%, to $11.5 million for the first six months of 2007, as compared to $15.0 million for the first six months of 2006, due primarily to the impact of a compensation charge related to the cancellation of unit options of $6.2 million in fiscal 2006, offset in part by higher legal and professional fees in fiscal 2007 relating to increased merger and acquisition activities and financing transactions.

Discontinued Operations

On November 17, 2006, our indirect majority owned subsidiary, Atlantic Coast Entertainment Holdings, Inc., completed the sale to Pinnacle Entertainment, Inc., or Pinnacle, of the outstanding membership interests in ACE Gaming LLC, the owner of The Sands Hotel and Casino, or The Sands, in Atlantic City, New Jersey, and 100% of the equity interests in certain subsidiaries of American Real Estate Holdings, LP that owned parcels of real estate adjacent to The Sands, including the Traymore site, to Pinnacle.

On November 21, 2006, our indirect wholly owned subsidiary, AREP O & G Holdings LLC, consummated the sale of all of the issued and outstanding membership interests of NEG Oil & Gas LLC, to SandRidge Energy, Inc., formerly Riata Energy, Inc.

On April 22, 2007, American Entertainment Properties Corp. or AEP, a wholly owned indirect subsidiary of AREP, entered into a Membership Interest Purchase Agreement with W2007/ACEP Holdings, LLC, an affiliate of Whitehall Street Real Estate Funds, a series of real estate investment funds affiliated with Goldman, Sachs & Co., to sell all of the issued and outstanding membership interests of American Casino & Entertainment Properties LLC or ACEP, which comprised our gaming operations, for $1.3 billion, plus or minus certain adjustments such as working capital, as more fully described in the agreement. Pursuant to the terms of the agreement, AEP is also responsible to pay off ACEP’s debt.

Quarterly Distribution

AREP’s quarterly cash distribution of $0.15 per unit on its depositary units is payable on September 7, 2007 to depositary unitholders of record at the close of business on August 27, 2007. In addition to the cash distribution to unitholders, AREP will also make a $0.05 per depositary unit equivalent distribution to holders of its Variable Rate Senior Convertible Notes due 2013 based on a formula set forth in the indenture governing the Notes. The payment of future distributions will be determined by the board of directors of AREP’s general partner.

Conference Call Information

AREP will discuss second quarter results on a conference call and Webcast on Thursday, August 9, 2007 at 2:00 p.m. EST. The Webcast can be viewed live on AREP’s website at www.arep.com. It will also be archived and made available at www.arep.com under the Investor Relations Section. The toll-free dial-in number for the conference call in the US is (800) 289-0485. The international number is 1-913-981-5518. The access code for both is 8876451.

* * *

American Real Estate Limited Partners, L.P. (NYSE: ACP), a master limited partnership, is a diversified holding company engaged in two primary business segments: Real Estate and Home Fashion. For more information, please visit the company’s website at www.arep.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

APPENDIX I

CONSOLIDATED STATEMENT OF OPERATIONS
In millions of dollars except per unit data

	Three Months Ended
	June 30,
	2007	2006
		(Restated)

Revenues	$191.4	$285.4

Operating loss	$(55.9)	$(37.9)
Interest expense	(35.5)	(21.1)
Interest income	41.2	12.0
Other income (expense), net	(16.7)	44.8
Equity in earnings of affiliate	-	8.0
Pre-tax (loss) income	(66.9)	5.8
Income tax expense	(1.1)	-
Minority interests	20.6	25.7

(Loss) income from continuing operations	(47.4)	31.5
Income from discontinued operations	21.9	47.6

Net (loss) earnings	$(25.5)	$79.1

Net (loss) earnings attributable to:

Limited partners	$(25.0)	$77.5
General partner	(0.5)	1.6
	(25.5)	79.1
Net (loss) earnings per LP unit:

Basic (loss) earnings:
(Loss) income from continuing operations	$(0.75)	$0.53
Income from discontinued operations	0.35	0.75

Basic (loss) earnings per LP unit	$(0.40)	$1.28

Weighted average units
outstanding (in 000s)	61,857	61,857

Diluted (loss) earnings:
(Loss) income from continuing operations	$(0.75)	$0.51
Income from discontinued operations	0.35	0.72

Diluted (loss) earnings per L.P. unit	$(0.40)	$1.23

Weighted average units and
equivalent units outstanding (in 000s)	61,857	64,535

APPENDIX II

CONSOLIDATED STATEMENT OF OPERATIONS
In millions of dollars except per unit data

	Six Months Ended
	June 30,
	2007	2006
		(Restated)

Revenues	$429.7	$549.4

Operating loss	$(98.3)	$(83.6)
Interest expense	(63.0)	(41.5)
Interest income	72.2	22.7
Other income (expense), net	68.1	66.2
Equity in earnings of affiliate	-	8.0
Pre-tax loss	(21.0)	(28.2)
Income tax expense	(1.9)	-
Minority interests	32.2	40.7

Income from continuing operations	9.3	12.5
Income from discontinued operations	61.8	116.3

Net earnings	$71.1	$128.8

Net earnings attributable to:

Limited partners	$69.7	$126.2
General partners	1.4	2.6
	71.1	128.8
Net earnings per LP unit:

Basic earnings:
Income from continuing operations	$0.15	$0.22
Income from discontinued operations	0.98	1.84

Basic earnings per LP unit	$1.13	$2.06

Weighted average units
outstanding (in 000s)	61,857	61,857

Diluted earnings:
Income from continuing operations	$0.15	$0.22
Income from discontinued operations	0.98	1.84

Diluted earnings per L.P. unit	$1.13	$2.06

Weighted average units and
equivalent units outstanding (in 000s)	61,857	61,857

APPENDIX III

CONSOLIDATED SUMMARY BALANCE SHEET

The following table presents AREP's consolidated summary balance sheet data
(in millions)

	June 30,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$3,134.7	$1,857.3
Investments	309.5	535.7
Other current assets	458.7	530.0
Assets of disc. ops. held for sale	628.0	600.0
Total current assets	4,530.9	3,523.0
Noncurrent investments	177.5	179.9
Property, plant and equipment	458.2	484.4
Intangible assets	23.4	23.4
Other assets	30.7	34.0
Total assets	$5,220.7	$4,244.7

Liabilities
Current liabilities	$570.6	$580.3
Long-term debt	2,017.7	927.7
Other noncurrent liabilities	15.0	16.2
Preferred limited partnership units	120.6	117.7
Total liabilities	2,723.9	1,641.9
Minority interests	182.7	292.2
Partners' equity	2,314.1	2,310.6
Total liabilities and partners' equity	$5,220.7	$4,244.7